PolarityTE Announces Pricing of Public Offering of Common Stock

SALT LAKE CITY, April 10, 2019 – PolarityTE, Inc. (Nasdaq: PTE), a commercial-stage biotechnology company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences, announced today the pricing of an underwritten public offering of approximately $27.5 million of shares of its common stock. In addition, PolarityTE has granted the underwriter a 30-day option to purchase up to $4,125,000 of additional shares of its common stock. The offering is expected to close on or about April 12, 2019, subject to satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. The underwriter may offer the shares from time to time for sale in one or more transactions on the Nasdaq Capital Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. On April 9, 2019, the last sale price of the shares as reported on the Nasdaq Capital Market was $10.51 per share.

Gross proceeds of the offering, before deducting underwriting discounts and commissions and other estimated offering expenses payable by PolarityTE, are expected to be approximately $27.5 million. PolarityTE intends to use the net proceeds from the offering for research, development and manufacturing of its products and product candidates, efforts toward commercialization and required registration or approval of its products and product candidates with applicable regulatory authorities, and for other general corporate purposes.

The securities described above are being offered by PolarityTE pursuant to a registration statement (File No. 333-229584), which has been filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to this offering has been filed with the SEC. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022 or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PolarityTE®

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF, WELCOME TO THE SHIFT, and SKINTE are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

Jenna Mathis

PolarityTE, Inc.

JennaMathis@polarityTE.com

1-800-656-6194